Exhibit 99.1
RPM Fiscal 2010 Third-Quarter Results Improve Over Prior Year
•	Both industrial and consumer segment sales increase in seasonally slow, weather-impacted quarter

•	Operating margins improve, prior-year EBIT loss reversed

•	Strong cash flow, liquidity and capital position to support growth initiatives
MEDINA, OH – April 8, 2010 – RPM International Inc. (NYSE: RPM) today reported a significantly lower loss for its fiscal 2010 third quarter ended February 28, 2010, compared to the prior-year loss in this traditional seasonally slow period.
Third-Quarter Results
RPM’s net sales of $666.6 million increased 4.9% from the $635.4 million reported a year ago. Organic sales improved 3.0%, including a foreign exchange gain of 5.1%, while acquisition growth added 1.9%.
The net loss for the third quarter was $9.4 million, or $0.07 per diluted share, compared to a loss of $30.9 million, or $0.24 per diluted share, in the year-ago period.
“Last year’s results were impacted not only by the recession, but also by one-time charges taken to lower our cost base. This year’s third-quarter sales reflected the traditional seasonally weak nature of the quarter, magnified by extremely harsh and unusual weather in North America and Europe. Some of our industrial businesses rebounded, while sales of others that are exposed to North American commercial construction markets have not yet begun to recover,” stated Frank C. Sullivan, chairman and chief executive officer. “Our consumer sales were up slightly, reflecting the impact of severe winter weather throughout the entire U.S.,” he stated.
Third-quarter earnings before interest and taxes (EBIT) of $2.6 million compares to a prior-year loss before interest and taxes of $31.0 million.
Third-Quarter Segment Results
Sales in the company’s industrial segment increased 6.7%, to $457.7 million from $429.1 million in the year-ago third quarter. Organic sales improved 3.9%, including net foreign exchange gains of 6.1%, and acquisition growth added 2.8%. The segment reported EBIT of $1.2 million, compared to a loss before interest and taxes of $20.3 million a year ago.
“Many of our industrial product lines, particularly polymer flooring and industrial coatings serving markets outside the U.S., along with our roofing business, are experiencing solid demand. Geographic and end-market diversity, including institutional construction and infrastructure markets, have helped to offset some of the residual weakness in our commercial sealants, concrete additives and exterior insulation finish systems businesses that are more directly impacted by weak domestic commercial construction markets,” Sullivan stated.

RPM Fiscal Third-Quarter Results Improve Over Prior Year
April 8, 2010

Sales in RPM’s consumer segment improved 1.3% to $208.9 million from $206.3 million in the third quarter a year ago. Nearly all of the increase was organic, including 2.9% in net foreign exchange gains. Consumer segment EBIT grew to $12.3 million from $2.7 million in the fiscal 2009 third quarter.
“RPM’s consumer businesses continue to benefit from the cost reduction initiatives completed in the prior fiscal year, market share gains and new product introductions. We believe the consumer segment would have posted higher sales had weather during the quarter been less severe, particularly in the eastern half of the U.S.,” Sullivan stated.
Nine-Month Sales and Earnings
For the nine months ended February 28, 2010, RPM’s sales declined 2.8%, to $2.44 billion from $2.51 billion a year ago. The sales decline was 4.0% organic, partially offset by a 0.6% increase in net foreign exchange gains and by net acquisitions of 0.6%. Net income increased 48.8% to $119.5 million from $80.3 million a year ago, while net income per diluted share improved 50.0% to $0.93 from $0.62. EBIT grew 37.1% to $216.1 million from $157.7 million for the first nine months in fiscal 2009.
Industrial segment sales declined 6.2% to $1.70 billion from $1.81 billion in the first nine months of fiscal 2009. A decline in organic sales of 7.7% was partially offset by 0.7% in net foreign exchange gains and by acquisition growth of 0.8%. For the nine months, industrial segment EBIT increased 10.7% to $160.3 million from $144.8 million.
Consumer segment sales improved 6.0% to $746.0 million from $703.9 million in the same period a year ago. All of the increase was organic, including 0.4% in foreign exchange gains. Consumer segment EBIT grew 89.0% to $94.7 million from $50.1 million in the first nine months of fiscal 2009.
Cash Flow and Financial Position
“RPM’s strong liquidity, capital position and cash flow will permit us to more aggressively grow our business by capitalizing on our robust acquisition pipeline, while funding important capital improvements and marketing initiatives,” Sullivan stated. “Through the first nine months of fiscal 2010, our after-tax cash from operations was a record $188.9 million, up 40.3% from the $134.6 million generated through the first nine months of fiscal 2009. RPM’s net (of cash) debt-to-total capitalization ratio at the end of the quarter was approximately 35.1%, compared to 42.7% at the end of last year’s third quarter,” Sullivan stated.
The company’s capital expenditures during the first nine months were $14.1 million, compared to depreciation of $46.6 million. Total debt as of February 28, 2010 was $908.1 million, contrasted to $983.2 million on February 28, 2009 and $930.8 million at the end of the 2009 fiscal year. Total cash and cash equivalents were $256.2 million, and RPM had $440.0 million in credit available under its senior revolving and accounts receivable credit facilities, resulting in total liquidity of $696.0 million at the end of February 2010.

RPM Fiscal Third-Quarter Results Improve Over Prior Year
April 8, 2010

Through nine months, asbestos-related costs were $57.4 million, compared to $52.2 million in the first nine months of fiscal 2009. The total asbestos liability balance was $432.9 million at February 28, 2010. During the third quarter, RPM paid $19.9 million in pre-tax asbestos-related indemnity and defense costs, compared to the $19.8 million paid in the year-ago third quarter.
Three Acquisitions Completed
On December 14, 2009, RPM subsidiary Rust-Oleum Corporation announced the acquisition of FibreGrid Limited, a United Kingdom-based supplier of fiberglass anti-slip safety products. The company has annual sales of approximately $3.5 million and its management team will operate it as part of Rust-Oleum’s Watco UK Limited business unit.
On January 19, 2010, RPM announced the acquisition of the Universal Sealants (U.K.) Limited group of companies, a United Kingdom-based supplier of coatings and construction products and services for bridges and large infrastructure projects. Existing management will continue to operate the $55 million business as part of RPM’s Performance Coatings Group.
Following the end of the quarter, RPM announced on March 3, 2010 that its Rust-Oleum subsidiary acquired Chemtec Chemicals BV, a $6 million manufacturer of industrial cleaners and specialty coatings based in the Netherlands.
All acquisitions were funded using available sources of foreign cash and are expected to be accretive to earnings within one year. Terms of the acquisitions were not disclosed.
Business Outlook
“We anticipate earnings performance for our 2010 fiscal year to be in the upper end of the range of our previous guidance of $1.30 to $1.45 per diluted share, compared to the adjusted $1.05 reported for fiscal 2009,” Sullivan stated. “Most of our operating companies – both consumer and industrial – are realizing the benefits of a gradually improving economy and good operating leverage from our prior-year cost reductions.
“Looking beyond the 2010 fiscal year, we are excited about our growth prospects, both on the acquisition front and in terms of new, high-value products in our consumer segment. As the overall economy strengthens, infrastructure spending improves and building owners recognize the value of energy saving retrofits and new construction, our overall industrial business should see greater top-line momentum,” Sullivan concluded.
Webcast and Conference Call Information
Management will host a conference call to further discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 800-884-5695 or 617-786-2960 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial

RPM Fiscal Third-Quarter Results Improve Over Prior Year
April 8, 2010

analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.
For those unable to listen to the live call, a replay will be available from approximately 1:00 p.m. EDT on April 8, 2010 until 11:59 p.m. EST on April 15, 2010. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 24734503. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.rpminc.com.
About RPM
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details are available at www.rpminc.com.
For more information, contact P. Kelly Tompkins, executive vice president and chief financial officer, at 330-273-5090 or ktompkins@rpminc.com.
# # #
This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves, including for asbestos-related claims and warranty obligations; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2009, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME
IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2010	2009	2010	2009
Net Sales	$666,594	$635,396	$2,441,205	$2,510,826
Cost of sales	406,762	400,738	1,424,332	1,515,853

Gross profit	259,832	234,658	1,016,873	994,973
Selling, general & administrative expenses	257,212	265,618	800,763	837,290
Interest expense	15,802	12,350	43,271	42,309
Investment expense (income), net	(1,833)	1,170	(4,984)	(809)

Income (loss) before income taxes	(11,349)	(44,480)	177,823	116,183
Provision (benefit) for income taxes	(1,949)	(13,547)	58,305	35,873

Net Income (Loss)	$(9,400)	$(30,933)	$119,518	$80,310

Basic earnings (loss) per share of common stock (a)	$(0.07)	$(0.24)	$0.93	$0.63

Diluted earnings (loss) per share of common stock (a)	$(0.07)	$(0.24)	$0.93	$0.62

Average shares of common stock outstanding — basic (a)	127,500	126,575	126,940	126,295

Average shares of common stock outstanding — diluted (a)	127,500	126,575	127,539	128,015

(a)	The above information reflects our June 1, 2009 adoption of a new accounting pronouncement which requires all unvested restricted stock awards that pay dividends to be considered participating securities for the purpose of computing earnings per share.
SUPPLEMENTAL SEGMENT INFORMATION
IN THOUSANDS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2010	2009	2010	2009
Net Sales (e):
Industrial Segment	$457,683	$429,126	$1,695,206	$1,806,936
Consumer Segment	208,911	206,270	745,999	703,890

Total	$666,594	$635,396	$2,441,205	$2,510,826

Gross Profit (e):
Industrial Segment	$184,174	$166,985	$727,125	$747,317
Consumer Segment	75,658	67,673	289,748	247,656

Total	$259,832	$234,658	$1,016,873	$994,973

Income Before Income Taxes (b,e):
Industrial Segment
Income Before Income Taxes (b)	$1,207	$(20,446)	$159,954	$144,627
Interest (Expense), Net (c)	(16)	(114)	(384)	(150)

EBIT (d)	$1,223	$(20,332)	$160,338	$144,777

Consumer Segment
Income Before Income Taxes (b)	$12,285	$1,663	$94,735	$46,596
Interest (Expense), Net (c)	2	(1,052)	(7)	(3,529)

EBIT (d)	$12,283	$2,715	$94,742	$50,125

Corporate/Other
(Expense) Before Income Taxes (b)	$(24,841)	$(25,697)	$(76,866)	$(75,040)
Interest (Expense), Net (c)	(13,955)	(12,354)	(37,896)	(37,821)

EBIT (d)	$(10,886)	$(13,343)	$(38,970)	$(37,219)

Consolidated
Income Before Income Taxes (b)	$(11,349)	$(44,480)	$177,823	$116,183
Interest (Expense), Net (c)	(13,969)	(13,520)	(38,287)	(41,500)

EBIT (d)	$2,620	$(30,960)	$216,110	$157,683

(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(c)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.

(d)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(e)	The presentation reflects a change in the composition of our reportable segments, which occurred during the second fiscal quarter of 2010. Some business units formerly accounted for in our Consumer reportable segment are now included in our Industrial reportable segment based on the current nature of their business, customers and markets served.

CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

	February 28, 2010	February 28, 2009	May 31, 2009
	(Unaudited)	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$256,199	$205,237	$253,387
Trade accounts receivable	526,460	525,419	661,593
Allowance for doubtful accounts	(24,270)	(22,500)	(22,934)

Net trade accounts receivable	502,190	502,919	638,659
Inventories	441,578	463,613	406,175
Deferred income taxes	44,215	37,503	44,540
Prepaid expenses and other current assets	222,689	211,224	210,155

Total current assets	1,466,871	1,420,496	1,552,916

Property, Plant and Equipment, at Cost	1,067,577	1,008,251	1,056,555
Allowance for depreciation and amortization	(622,618)	(558,152)	(586,452)

Property, plant and equipment, net	444,959	450,099	470,103

Other Assets
Goodwill	882,739	830,567	856,166
Other intangible assets, net of amortization	366,127	347,995	358,097
Deferred income taxes, non-current	62,474	92,583	92,500
Other	114,195	68,710	80,139

Total other assets	1,425,535	1,339,855	1,386,902

Total Assets	$3,337,365	$3,210,450	$3,409,921

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$230,361	$225,674	$294,814
Current portion of long-term debt	5,534	172,424	168,547
Accrued compensation and benefits	121,856	100,543	124,138
Accrued loss reserves	74,562	77,505	77,393
Asbestos-related liabilities	75,000	65,000	65,000
Other accrued liabilities	132,271	117,363	119,270

Total current liabilities	639,584	758,509	849,162

Long-Term Liabilities
Long-term debt, less current maturities	902,563	810,806	762,295
Asbestos-related liabilities	357,891	442,549	425,328
Other long-term liabilities	200,924	139,585	204,021
Deferred income taxes	28,389	17,073	23,815

Total long-term liabilities	1,489,767	1,410,013	1,415,459

Total liabilities	2,129,351	2,168,522	2,264,621

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 129,601; 128,411; 128,501)	1,296	1,284	1,285
Paid-in capital	798,721	793,836	796,441
Treasury stock, at cost	(40,237)	(50,283)	(50,453)
Accumulated other comprehensive (loss)	(20,441)	(119,381)	(29,928)
Retained earnings	468,675	416,472	427,955

Total stockholders’ equity	1,208,014	1,041,928	1,145,300

Total Liabilities and Stockholders’ Equity	$3,337,365	$3,210,450	$3,409,921

CONSOLIDATED STATEMENTS OF CASH FLOWS
IN THOUSANDS
(UNAUDITED)

	Nine Months Ended
	February 28,
	2010	2009
Cash Flows From Operating Activities:
Net income	$119,518	$80,310
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	46,622	47,433
Amortization	16,600	16,709
Other-than-temporary impairments on marketable securities	236	7,371
Deferred income taxes	23,765	6,780
Other	6,057	5,604
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	154,567	317,443
(Increase) decrease in inventory	(27,732)	17,398
(Increase) decrease in prepaid expenses and other current and long-term assets	(16,906)	23,641
(Decrease) in accounts payable	(72,592)	(188,436)
(Decrease) in accrued compensation and benefits	(10,246)	(52,486)
(Decrease) increase in accrued loss reserves	(2,830)	5,279
Increase (decrease) in other accrued liabilities	4,887	(73,175)
Payments made for asbestos-related claims	(57,437)	(52,196)
Other	4,364	(27,088)

Cash From Operating Activities	188,873	134,587

Cash Flows From Investing Activities:
Capital expenditures	(14,069)	(37,024)
Acquisition of businesses, net of cash acquired	(63,669)	(6,649)
Purchase of marketable securities	(76,166)	(71,583)
Proceeds from sales of marketable securities	66,375	65,452
Other	(186)	777

Cash (Used For) Investing Activities	(87,715)	(49,027)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	304,106	108,146
Reductions of long-term and short-term debt	(327,472)	(51,563)
Cash dividends	(78,798)	(76,152)
Repurchase of stock	(1,832)	(45,188)
Exercise of stock options	6,919	1,980

Cash (Used For) Financing Activities	(97,077)	(62,777)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,269)	(48,797)

Net Change in Cash and Cash Equivalents	2,812	(26,014)

Cash and Cash Equivalents at Beginning of Period	253,387	231,251

Cash and Cash Equivalents at End of Period	$256,199	$205,237